Exhibit 3.1

NEPTUNE REM LLC

CEDAR RIDGE DESIGNATION

In accordance with the Series Limited Liability Company Agreement of Neptune REM LLC (the “Company”) dated January 26, 2023 (the “Agreement”) and upon the execution of this designation by the Company and Terra Mint Group Corp. in its capacity as Managing Member of the Company and Initial Member of The Cedar Ridge Series LLC (“Cedar Ridge Series”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	The Cedar Ridge Series LLC

Effective date of establishment	March 20, 2023

Managing Member	Terra Mint Group Corp. was appointed as the Managing Member of Cedar Ridge Series with effect from the date of the Agreement and shall continue to act as the Managing Member of Cedar Ridge Series until dissolution of Cedar Ridge Series pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Terra Mint Group Corp.

Series Asset	The Series Assets of Cedar Ridge Series shall comprise a residential property located at 16316 Saratoga St, Omaha, NE 68116, which will be acquired by Cedar Ridge Series upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Cedar Ridge Series from time to time, as determined by the Managing Member in its sole discretion.

Property Manager	Terra Mint Group Corp.

Property Management Fee	As stated in Section 5.10 and in that certain Property Management Agreement, dated June 01, 2023, by and between Cedar Ridge Series and Terra Mint Group Corp.

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.4(a)(i), the maximum number of Cedar Ridge Series Interests the Company can issue is 39,282

Number of Cedar Ridge Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 1% through the Offering and may purchase up to 9.8%.

Broker	Dalmore Group, LLC

Brokerage Fee	Up to one percent [1.00]% of the purchase price of the Interests from Cedar Ridge Series sold at the Initial Offering of the Cedar Ridge Series Interests (excluding the Cedar Ridge Series acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of Cedar Ridge Series Interests

Voting

Subject to Section 3.5, the Cedar Ridge Series Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Cedar Ridge Series Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the Cedar Ridge Series Interests then Outstanding shall be required for:

(a) any amendment to the Agreement (including this Cedar Ridge Series Designation) that would adversely change the rights of the Cedar Ridge Series Interests;

(b) mergers, consolidations or conversions of Cedar Ridge Series or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Cedar Ridge Outstanding Series Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Cedar Ridge Series Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Cedar Ridge Series Interests other than in accordance with Section 3.7

Sourcing Fee	No greater than $35,000, which may be waived by the Managing Member in its sole discretion.

Other rights	Cedar Ridge Series Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Cedar Ridge Series Interests

Officers	There shall initially be no specific officers associated with Cedar Ridge Series, although, the Managing Member may appoint Officers of Cedar Ridge Series from time to time, in its sole discretion.

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	01 interests per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in Article XII